Venture Capital for Tiny Technology

FIRST QUARTER REPORT 2008

FELLOW SHAREHOLDERS:

Although all of our 31 active portfolio companies are enabled by tiny technology, and most of them can be said to be enabled by nanotechnology per se, there are various ways of categorizing the markets that our portfolio companies address. All of our portfolio companies have products under development or in production that are based on proprietary technology. But for analytical purposes, they can also be grouped. One such grouping that we find useful is the portfolio snapshot below, reported as a percentage of value of the total active portfolio companies.

As of March 31, 2008, Tiny Tech for Cleantech has grown to 35.5 percent of our portfolio. The widening gap between capabilities of existing energy solutions and global demand has created a rare vacuum that venture-capital-funded, entrepreneurial companies are rushing to fill. Although energy inventions come in different shapes and forms, materials for energy are in the forefront of changes in energy generation, storage, and utilization, and nanotechnology is in the forefront of materials innovation. Below is a graph showing the growth in the value of the "Tiny Tech for Cleantech" portion of our portfolio, updated to March 31, 2008, from a similar graph with earlier data in our Letter to Shareholders in our 2007 annual report.

At our recent annual meeting of shareholders, we gave brief presentations on each of the eight companies in the Tiny Tech for Cleantech portion of our portfolio. As most of you were not able to attend the shareholders' meeting, you may find the brief sketches of these companies in the paragraphs that follow, similar to the presentations that we gave at the shareholders' meeting, to be of interest. For more information, the websites of these companies provide varying amounts of information, depending on how much each of these private companies has chosen to reveal of itself at its stage of commercialization. Both Innovalight, Inc., and Nanogram Corporation are developing solar-cell technologies; Solazyme, Inc., is developing algal biodiesel; Nextreme Thermal Solutions, Inc., is developing micro-scale thermal and power-management products; Starfire Systems, Inc., is using its ceramic-forming polymers to produce lightweight, fuel-saving, brakes and brake rotors for the automotive industry; CFX Battery, Inc., is developing energy-storage solutions; and both Crystal IS, Inc., and BridgeLux, Inc., are developing technologies and applications for light-emitting diodes (LEDs).

Innovalight (www.innovalight.com) is developing renewable energy products, including ultra-low-cost, thin-film, solar panels. The company is using a proprietary, silicon nanocrystalline ink process to print thin-film solar panels, which may enable more affordable solar-energy solutions for residential and commercial applications. Because the cost of solar energy has been a major factor limiting its adoption, Innovalight's technology, if successful, could revolutionize the solar market. Instead of using traditional manufacturing methods, Innovalight's process is solvent based, lending itself to low-cost production and high-throughput manufacturing. The company was recognized as a 2006 Technology Pioneer winner at the World Economic Forum, and has been profiled in Time Magazine, The Economist, Red Herring, and other major publications as a technology leader.

NanoGram (www.nanogram.com) utilizes its proprietary laser pyrolysis and laser-reaction-deposition  (LRD) technologies to synthesize and deposit inorganic nanocrystals on a variety of substrates. Currently, a focus of Nanogram is the development of silicon-based solar cells.  In addition to photovoltaics, Nanogram is exploring applications of LRD technology in solid-state lighting, advanced batteries, and other energy applications.

Solazyme (www.solazyme.com) is developing algal biodiesel, industrial chemicals and special ingredients based on synthetic biology.  Solazyme engineers marine algae to create clean and scalable solutions for renewable energy. Algae reproduces faster than plants and animals from which oils are derived, has a high starting oil content, and contains no sulfur. Solazyme engineers the algae to increase its oil production and to be grown on waste-sugar sources.  This use of waste-sugar sources permits Solazyme to produce algal-based oil at lower cost and without replacing land historically used for feedstock crops. The oil is catalytically reacted with methanol in a process called transesterification to produce biodiesel.

Nextreme (www.nextremethermal.com) develops micro-scale thermal and power-management products for the semiconductor, photonics, consumer, automotive, and defense/aerospace industries.  One application of Nextreme’s thermoelectric products is the generation of electricity via the Seebeck Effect, which produces electricity from a temperature differential applied across a device. Nextreme's miniature, thin-film, thermoelectric generators (eTEGs) enable recycling of heat to electricity. eTEGs are ideal for waste-heat conversion applications,  in which the solid-state eTEG delivers power-generation densities in excess of those achieved using bulk materials. The solid-state eTEG can be optimized to provide power in a form factor as much as 20x thinner than bulk-material alternatives.

Starfire Systems (www.starfiresystems.com) is utilizing its proprietary, nanostructured, ceramic-forming polymers to manufacture silicon-carbide (SiC) ceramic brakes and brake rotors for the automotive industry. These brakes could replace standard cast-iron or drum brakes.  Starfire's brakes would reduce the weight of a standard SUV's brakes from approximately 28 pounds to approximately eight pounds. The lightweight SiC ceramic reduces the amount of energy needed to accelerate a vehicle, permitting faster acceleration while reducing fuel consumption. This fuel economy is most notable in city driving, where vehicles utilizing Starfire's SiC brakes have shown four percent improvement in fuel economy. Additionally, Starfire’s SiC ceramic brakes dampen rather than amplify noise, perform better for longer periods of time than standard brakes, and make it easier to turn a vehicle's wheels, providing improved handling at high speeds.

CFX Battery (www.cfxbattery.com) is a 2007 spin-out of Caltech. CFX Battery’s objective is to provide unique, cost-effective, state-of-the-art energy storage solutions for a wide variety of applications. Over the next several years, CFX Battery envisions the development and rollout of a family of primary (non-rechargeable) and secondary (rechargeable) batteries that use proprietary, advanced technology to deliver superior performance, safety, and weight- and cost-reduction.

Crystal IS (www.crystal-is.com) is addressing the need for efficient, chemical-free water purification by enabling solid-state, ultraviolet (UV), light-emitting diodes (LEDs). The company has a proprietary method for producing single-crystal, aluminum-nitride (AlN) wafers that are the basis for making UV LEDs and other devices. UV devices rely on nitride-semiconducting layers, such as GaN and AlxGa1-xN alloys. Because there has not been an ideal substrate for UV devices, manufacturers have had to rely on less than ideal sapphire substrates. Sapphire suffers from numerous crystal-scale defects, thermal-expansion problems, and poor thermal conductivity. AlN is not only superior in all of these areas, but also has 10 times greater thermal conductivity than sapphire, leading to higher efficiency and more reliable devices. Products that would benefit from AlN wafers include: UV LEDs; UV lasers for next-generation optical data storage; high-temperature electronics; high-power RF and microwave devices; and other nitride-based semiconductors.

BridgeLux (www.bridgelux.com) manufactures light-emitting diodes (LEDs) that enable energy-saving, solid-state lighting. LED-based lighting is more energy efficient than incandescent lighting and even rivals the energy efficiency of fluorescent lighting. Moreover, as compared with fluorescent lights, LEDs are more reliable, provide better color quality, and do not contain harmful chemicals. Presently, LEDs are found in mobile devices, backlights for computer displays, and signage. As LED efficiencies have increased, they have begun to be utilized in general lighting applications as well. BridgeLux is advancing the efficiency of solid-state lighting through its proprietary epitaxy process and novel chip design. In addition to LED chips, BridgeLux is developing a variety of white and blue LED arrays. BridgeLux's LED solutions are expected to help advance the performance of solid-state lighting, open new markets, and hasten the adoption of LEDs as an energy-saving technology.

The growth in the Tiny Tech for Cleantech portion of our portfolio is the result of additional investment by us as well as increases in valuations reflecting investments in these eight companies by sophisticated, third-party investors. We now value our Tiny Tech for Cleantech holdings at $29,482,246, versus our cost of $19,169,612. We would not be surprised if continued growth of cleantech and its increasing reliance on nano-structured advanced materials result in Tiny Tech for Cleantech continuing to grow as a percentage of our portfolio.

Charles E. Harris	Douglas W. Jamison	Daniel B. Wolfe
Chairman and Chief Executive Officer	President and Chief Operating Officer	Chief Financial Officer
Managing Director	Managing Director	Managing Director

Michael A. Janse	Alexei A. Andreev
Executive Vice President	Executive Vice President
Managing Director	Managing Director

May 16, 2008

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Company's Registration Statement on Form N-2, the Company's report on Form 10-Q for the quarter ended March 31, 2008 and subsequent filings, filed with the Securities and Exchange Commission, for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc.®, undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.TinyTechVC.com and to the websites of all portfolio companies have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this letter. Harris & Harris Group, Inc.®, is not responsible for the contents of third party websites.

HARRIS & HARRIS GROUP, INC. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES*

ASSETS
	March 31, 2008	December 31, 2007
	(Unaudited)
Investments, in portfolio securities at value
(cost: $84,013,804 and $82,677,528, respectively)	$83,097,863	$78,110,384
Investments, in U.S. Treasury obligations at value
(cost: $52,346,992 and $59,552,933, respectively)	53,589,100	60,193,593
Cash and cash equivalents	210,154	330,009
Restricted funds	2,520,310	2,667,020
Receivable from portfolio company	0	524
Interest receivable	497,488	647,337
Prepaid expenses	412,589	488,667
Other assets	445,135	455,798
Total assets	$140,772,639	$142,893,332

LIABILITIES & NET ASSETS

Accounts payable and accrued liabilities	$4,218,484	$4,515,463
Deferred rent	12,866	14,525
Total liabilities	4,231,350	4,529,988
Net assets	$136,541,289	$138,363,344

Net assets are comprised of:
Preferred stock, $0.10 par value, 2,000,000 shares authorized; none issued	$0	$0
Common stock, $0.01 par value, 45,000,000 shares authorized at
3/31/08 and 12/31/07; 25,143,313 issued at 3/31/08 and 12/31/07	251,434	251,434
Additional paid in capital	162,394,671	160,927,691
Accumulated net realized loss	(23,025,452)	(15,483,766)
Accumulated unrealized appreciation (depreciation) of investments	326,167	(3,926,484)
Treasury stock, at cost (1,828,740 shares at 3/31/08 and 12/31/07)	(3,405,531)	(3,405,531)

Net assets	$136,541,289	$138,363,344

Shares outstanding	23,314,573	23,314,573

Net asset value per outstanding share	$5.86	$5.93

HARRIS & HARRIS GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS* (Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007
Investment income:
Interest from:
Fixed income securities	$576,302	$652,498
Total investment income	576,302	652,498

Expenses:
Salaries, benefits and stock-based compensation	2,433,295	2,534,766
Administration and operations	301,855	380,865
Professional fees	138,232	182,195
Rent	57,854	59,507
Directors' fees and expenses	105,146	141,196
Depreciation	13,985	15,313
Custodian fees	6,553	5,774
Total expenses	3,056,920	3,319,616

Net operating loss	(2,480,618)	(2,667,118)

Net realized loss from investments:
Realized (loss) from investments	(5,014,870)	(674)
Income tax expense	46,198	84,905
Net realized (loss) from investments	(5,061,068)	(85,579)

Net decrease (increase) in unrealized
depreciation on investments:
Change as a result of investment sales	5,014,653	0
Change on investments held	(762,002)	(3,637,463)
Change in unrealized depreciation on investments	4,252,651	(3,637,463)
Net decrease (increase) in unrealized depreciation on investments	4,252,651	(3,637,463)

Net decrease in net assets resulting from operations:
Total	$(3,289,035)	$(6,390,160)

Per average basic and diluted outstanding share	$(0.14)	$(0.30)

Average outstanding shares	23,314,573	21,277,576

*Selected quarterly financial information. The information contained herein does not include the full unaudited quarterly financial information. Please see the Company's report on Form 10-Q for the quarter ended March 31, 2008 for the unaudited financial information and notes thereto.